Exhibit 23.2

[Logo of Bates White, LLC]

1300 Eye Street NW, Suite 600, Washington, DC 20005    main 202.408.6110    fax 202.408.7838

Consent of Expert

We consent to the incorporation by reference in this Registration Statement on Form S-4 of EnPro Industries, Inc. and certain of its subsidiaries of references to our report dated February 2, 2010, with respect to the estimation of the liability of Garlock Sealing Technologies LLC for pending and reasonably estimable unasserted future asbestos claims, which references are included in the Annual Report (Form 10-K) of EnPro Industries, Inc. for the year ended December 31, 2014 and the Quarterly Report (Form 10-Q) at EnPro Industries for the period ended March 31, 2015.

/s/ Charles E. Bates

Charles E. Bates, PhD

Chairman

Bates White LLC

May 4, 2015